AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 20, 2012
REGISTRATION NO. 333-________
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549 ______________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
STANLEY FURNITURE COMPANY, INC. ______________________________
(Exact name of Registrant as specified in its charter)
DELAWARE	54-1272589
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1641 Fairystone Park Highway Stanleytown, VA 24168 (276) 627-2010 ______________________________
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
STANLEY FURNITURE COMPANY, INC. 2012 INCENTIVE COMPENSATION PLAN ______________________________ (Full Titles of Plans) Glenn Prillaman 1641 Fairystone Park Highway Stanleytown, VA 24168 (276) 627-2010
(Name, address, including zip code, and telephone number, including area, code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act, (check one):

                                                                                                    Large accelerated filer ☐                                                                                                            Accelerated filer ☐

                       Non-accelerated filer ☒ (Do not check if a smaller reporting company)                            Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.02 per share	1,600,000	$4.09(1)	$6,544,000	$749.95

(1)   Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based upon the price of $4.09 per share, which represents the average high and low prices per share of the registrant’s common stock as reported on the NASDAQ Stock  Market on July 16, 2012.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

                                The information specified in Item 1 and Item 2 of Part I of this Registration Statement on Form S-8 (the “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). The documents containing the information specified in Part I will be delivered to the participants in the Stanley Furniture Company, Inc. 2012 Incentive Compensation Plan as required by Rule 428(b)(1).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                   Incorporation of Documents by Reference

The following documents previously filed by the registrant with the Securities and Exchange Commission (the “SEC”) are hereby incorporated by reference into this Registration Statement:

(a)           The Annual Report on Form 10-K for the year ended December 31, 2011.

(b)           Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012.

(c)           Current Reports on Form 8-K, filed with the SEC on January 31, 2012 (other than with respect to Item 2.02), March 7, 2012, April 24, 2012 and April 25, 2012.

(c)           The description of the Common Stock contained in the Registration Statement on Form 8-A filed with the SEC on October 27, 1992 (File No. 0-14938), as amended by Form 8-A/A filed November 7, 1996.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4.                   Description of Securities

                                Not applicable.

Item 5.                   Interests of Named Experts and Counsel

                                Not applicable.

Item 6.                   Indemnification of Directors and Officers

                Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents. Accordingly, Article SIXTH of the Restated Certificate of Incorporation provides that the registrant will, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the registrant’s Restated Certificate of Incorporation includes provisions that eliminate the personal liability of its directors for monetary damages for breach of their fiduciary duty, except for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, Section 1 of Article VIII of the amended bylaws of the registrant provides that:

•         The registrant shall indemnify each director and officer of the registrant against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed legal proceedings in which such person by reason of the fact such person was an officer or director of the registrant if the person acted in good faith or in a manner the person  reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

•         If the legal proceeding, however, is by or in the right of the registrant, the director or officer may not be indemnified in respect of any claim as to which such person shall have been adjudged to be liable for negligence or misconduct in performance of his duty to the registrant unless a court of proper jurisdiction determines otherwise.

•         The registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that if required under applicable law such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

The registrant has entered into indemnification agreements with its directors providing for the registrant, among other things, to indemnify each director to the fullest extent permitted by law for certain expenses incurred in a proceeding arising out of service as a director of the registrant or of another company at the request of the registrant, as well as providing for the advancement of such expenses to the director by the registrant.  The registrant may also, at the discretion of the board of directors, purchase and maintain directors and officers insurance to insure such persons against certain liabilities.

Item 7.                   Exemption from Registration Claimed.

                                Not applicable.

Item 8.                   Exhibits.

Exhibit Number	Description

3.1	The Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-Q (Commission File No. 0-14938) for the quarter ended July 2, 2005).
3.2	By-laws of the Registrant as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K (Commission File No. 0-14938) filed February 3, 2010).
4.1

Stanley Furniture Company, Inc. 2012 Incentive Compensation Plan (incorporated by reference to Exhibit A to Registrant’s Proxy Statement (Commission File No. 0-14938) for the annual meeting of stockholders held April 18, 2012).*

5.1	Opinion of McGuireWoods LLP.*
23.1	Consent of Independent Registered Public Accounting Firm.*
23.2	Consent of McGuireWoods LLP (included in the opinion filed as Exhibit 5.1).
24.1	Power of Attorney (included in the signature page to the Registration Statement).

__________

* Filed herewith.

Item 9.                   Undertakings.

1. The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

REGISTRANT SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Stanleytown, Virginia, on July 20, 2012.

                                                                                                                                                  STANLEY FURNITURE COMPANY, INC.

                                                                                                                                                 By:         s/Glenn Prillaman

                                                                                                                                                                Glenn Prillaman

                                                                                                                                                                President and Chief Executive Officer

POWER OF ATTORNEY

                                We, the undersigned directors and/or officers of Stanley Furniture Company, Inc., hereby severally constitute and appoint Glenn Prillaman and Micah S. Goldstein and each of them singly, our true and lawful attorneys, with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-8 filed herewith, and any and all pre-effective and post-effective amendments to said Registration Statement, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this power of attorney.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 20, 2012.

Signature                                                                               Title(s)                                                              Date

s/Michael P. Haley                                               Chairman and Director                                              July 20, 2012

Michael P. Haley

s/Glenn Prillaman                                                 President and Chief Executive                                  July 20, 2012

Glenn Prillaman                                                    Officer (Principal Executive Officer)

and Director

s/Micah S. Goldstein                                          Chief Operating and Financial Officer                      July 20, 2012

Micah S. Goldstein                                             and Secretary (Principal Financial and

                                                                               Accounting Officer) and Director

s/Dominic P. Dascoli                                           Director                                                                        July 20, 2012

Dominic P. Dascoli

s/T. Scott McIlhenny, Jr.                                    Director                                                                        July 20, 2012

T. Scott McIlhenny, Jr.